Exhibit 5.1

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
www.dlapiper.com
T 650.833.2000
F 650.833.2001

March 6, 2014

Coupons.com Incorporated

400 Logue Avenue

Mountain View, CA 94043

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Coupons.com Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”) in connection with the registration under the Act of 575,000 shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), including up to 75,000 shares issuable upon exercise of an over-allotment option the Company granted to the underwriters. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-193692) (the “Prior Registration Statement”), which was declared effective on March 6, 2014, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriters (the “Underwriting Agreement”).

We have acted as counsel to the Company in connection with the proposed issuance and sale of the Shares. This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and the Prior Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; (e) certain resolutions of the stockholders of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion, that the Shares, when issued, sold and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)